Exhibit 10.1

ORDERING DOCUMENT
Customer name: Mercado Libre S.A.
Customer location: Tronador 4890 Floor 6 — City of Buenos Aires
ORACLE AGREEMENT INFORMATION

Agreement:	Oracle License and Services Agreement
Agreement name:	Oracle License and Services Agreement v 111907
This ordering document incorporates by reference the terms of the agreement specified above (the “agreement”).
A. PROGRAMS AND SERVICES
Mercado Libre S.A. has ordered the program licenses and 12 months of technical support services as described below, along with a summary of the net fees due under this ordering document. These fees do not include any applicable shipping charges or taxes.
The programs designated below with an asterisk (“*”) are for use in an unlimited number of Processors for a 3-year term, subject to the requirements and all other terms and conditions of this ordering document (each such program being referred to as an “Unlimited Deployment Program”, and collectively as the “Unlimited Deployment Programs” ).
All fees included in this ordering document are denominated in Argentine Pesos.

Product Description / License Type	Quantity
* Oracle Database Enterprise Edition — Processor Perpetual	Unlimited
* Real Application Clusters — Processor Perpetual	Unlimited
* Partitioning — Processor Perpetual	Unlimited

The following are the standard fees for Unlimited Deployment Programs and
Technical Support Services (Software Update License and Support)
(hereinafter referred to as the Services) included in this Ordering
Document.	Net Fees
• Unlimited Deployment Programs Fees	$3,396,461
• One year of Technical Support services for Unlimited Deployment Programs	$747,221
• The 12-month renewal of the Technical Support service of the converted and replaced licenses described in Annex A	$614,296
• Retroactive Fee for Product Update and Technical Support Service (Back Support)	$45,441
Total Fees	$4,803,419
B. GENERAL TERMS
1.	Customer Definition

Notwithstanding anything to the contrary in the agreement, for the purposes of this ordering document only, “you” and “your” shall mean the corporation listed on the first page of this ordering document and its main company, MercadoLibre, Inc., and the majority-owned subsidiaries (direct or indirect) of said main company as described in Annex C. They may be included in the Unlimited Deployment Rights and Services under this Ordering Document, if said main company and its respective majority-owned subsidiaries (direct or indirect) as listed in Annex C agree in writing to be subject to the terms of this ordering document and to the respective license agreement. In the event that any of the companies listed in Annex C changes its name, such company, under its new name, shall have the same rights and obligations in accordance with this ordering document and the respective license agreement. For such purpose, you shall give notice to Oracle by reliable means of the change of name within 15 days from the date on which the change took place.

You can only use the programs with respect to your electronic commercial platform in Latin America, on which activities related to your business can be made, including but not limited to: register, offer, publish, buy, sell, make and answer questions, comments, leave feedback, take part in forums, discussions boards, make and receive payment; MercadoLibre marketplace enables people to conduct and manage sales and purchases in different ways, make items and job advertisements, search for products, browse; use the payment solution that you offer; manage your Affiliate system; advertise; do the activities and use the services offered through MercadoClics, MercadoShops, eShops, ListaPop, MercadoAlerta, use the mobile communication systems, stream, upload, download, use the shipping and handling methods, use general contents provided by third parties and any other function and/or services developed and to be developed with respect to the platform and the payment solutions. The platform also includes any present or future technological action related to scalability, availability and performance of your platform and any other of the before-mentioned services and functions; present and future environments for development and test related to its products, the backoffice applications of the consolidated enterprise management system (ERP) and customer service for processing the information of your business, as well as the data bases for the analysis of the information by using the data originated in the platform and/or payment solutions and any other of the before-mentioned services and functions. This platform is Yours and only the members of the group which are mentioned in Annex C are allowed to control it.

2.	Commencement Date

All program licenses and the period of performance for all services are effective after shipment of tangible media or after the effective date of this ordering document, which is specified at the end of this Ordering Document, if shipment of tangible media is not required.

3.	Territory

The Unlimited Deployment Program licenses and the Technical Support Services described in section A are for worldwide use.

4.	Fees, Invoicing, and Payment Obligation
a.	All fees due under this ordering document shall be non-cancellable and the sums paid nonrefundable, except as provided in the agreement.
b.
Unlimited Deployment Program license and services fees shall be invoiced as of the effective date of the hereby Ordering Document. Unlimited Deployment Program license fees shall be invoiced once, and payment will be made at the moment the invoice is delivered at the address of Mercado Libre S.A., which is first stated in this ordering document. Service fees shall be invoiced in advance of the service performance; specifically: i) the fees pertaining to the first twelve-month period for the Services detailed in the preceding section A shall be invoiced once and in advance, and payment will be made at the moment the invoice is delivered at the aforementioned address; and ii) the fees pertaining to the first and second annual renewal for the technical support shall be issued each in advance and on a six-month basis, and payment will be made within 30 consecutive days following the issuance date of each invoice; Oracle undertakes to deliver the invoice within 2 business days following the issuance date at the aforementioned address. The total annual technical support fee due under this ordering document and specified in section A above includes the existing annual technical support fees for the Converted and Replaced Licenses (as defined in section E.1 below) as well as the increased technical support frees due for the program licenses specified in section A, including the licenses of the Unlimited Deployment Programs.

Detailed below are the values that correspond to the renewal of the Services (technical support service) for the Unlimited Deployment Programs that will take place after 12 (twelve) months from the effective date (the first renewal) and after 24 (twenty-four) months from that same date (the second renewal). Once you have executed these technical support renewals, they will be invoiced in advance and on a six-month basis, and payment will be made within 30 consecutive days following the invoice issuance date; Oracle undertakes to deliver the invoice within 2 business days following the issuance date.

Period	Total
First Renewal	1,316,517
Second Renewal	1,316,517
The fee for the renewal of the Technical Support Service for the Unlimited Deployment Programs that will take place after 36 (thirty-six) months from the effective date (the Third Renewal) will not be higher than 12% (twelve percent) above the fees in Argentine Pesos that you paid for the Second Renewal.
c.	In addition to the fees listed in section A, Oracle will invoice you for any applicable shipping charges or applicable taxes.
d.	Retroactive Fee for Product Update and Technical Support Service: This fee is included in the above section A and amounts to ARS 45,441 (forty-five thousand four hundred and forty-one).
e.
You agree and acknowledge that you have not relied on the future availability of any program or updates of an existing program to execute the hereby ordering document. However, (a) if you order technical support for programs licensed under this ordering document, the preceding sentence does not relieve Oracle of its obligation to provide such technical support under this ordering document, if-and-when available, in accordance with Oracle’ s then current technical support policies; and (b) the preceding sentence does not change the rights granted to you for any program licensed under this ordering document, pursuant to the terms of this ordering document and the agreement.

5.	Delivery and Installation
a.
Oracle has made available to you the Unlimited Deployment Programs listed in section A for electronic download at the electronic delivery web site located at the following Internet URL: http://edelivery.oracle.com/. Through the Internet URL, you can access and electronically download to your location the current production release as of the effective date detailed below of the software and related program documentation for each program listed in section A. Provided that you have always had technical support for the programs listed in section A, you will be able to keep downloading the programs listed in section A and the related documentation. Notwithstanding the before mentioned, it is expressly stated that you are not obliged neither to maintain nor to renew the technical support service for those programs once the Unlimited Deployment Period has expired (as defined in section C.1.a of the hereby Ordering Document).

Please be advised that not all programs are available on all hardware/operating system combinations. For current program availability please check the aforementioned electronic delivery web site. You acknowledge that Oracle is under no further delivery obligation under this ordering document, electronic or otherwise.

b.	You shall be responsible for the installation of the software.

6.	Total Support Stream

For the purposes of this ordering document, “Total Support Stream” shall mean: (i) the existing technical support for the Converted and Replaced Licenses (as defined in section E.1 below); (ii) the technical support for the Program licenses as specified in section A, including the Unlimited Deployment Programs (as defined in section C.1.a below); (iii) technical support for all Oracle programs licensed to your merged or acquired entities (as defined in section C.2 below); (iv) technical support for any program licenses purchased under section D.1 (Price Hold); and (v) technical support for any Omitted Licenses as specified in section E.1.b.

7.	Source Code

Oracle may deliver source codes as part of its standard delivery for particular programs; all source codes delivered by Oracle shall be subject to the terms of the agreement, the ordering document, and all program documentation.

8.	Segmentation

The program licenses delivered with this ordering document are offered separately from any other services proposal. The services purchased from Oracle were quoted separately from any license to use programs, and you may acquire both licenses to use programs and services from Oracle separately.

9.	Order of Precedence

In the event of any inconsistencies between the agreement and this ordering document, this ordering document shall prevail.
C. UNLIMITED DEPLOYMENT
1.	Unlimited Deployment Right
a.
General. In consideration of the payment to Oracle of the price of the license to use the Unlimited Deployment Programs and the technical support fees specified in section A, and for Three (3) years from the effective date of this ordering document (or such shorter period as may be set forth below in sections C.1.c or C.3) (the “Unlimited Deployment Period”), you will be entitled to use the Unlimited Deployment Programs on an unlimited number of Processors (the “Unlimited Deployment Right”), provided that (i) your use of the Unlimited Deployment Programs shall be in compliance with the terms of the agreement and this ordering document, and (ii) you continuously maintain the Total Support Stream during the Unlimited Deployment Period.

Following 36 (thirty-six) months from the effective date of this ordering document (or earlier, as set forth below in sections C.1.c or C.3), the Unlimited Deployment Period and the Unlimited Deployment Right shall be terminated, and within 30 consecutive days upon lapse of the Unlimited Deployment Period (or earlier, as set forth in sections C.1.c or C.3) (the “Certification Date”), you and Oracle shall follow the certification process set out in section C.1.b below.

b.
Certification Process. On the Certification Date (or the Non-Compliance Certification Date, as defined below, if applicable), you shall furnish Oracle with a certificate signed by a duly-authorized agent indicating the quantity of Processors on which the Unlimited Deployment Programs are installed and run by you as of the date on which the Unlimited Deployment Period expires or is deemed to be terminated, as the case may be (such certified quantity shall be referred to as the “Certified Deployment”). On the date the Unlimited Deployment Period expires or is deemed to be terminated, as applicable, the quantity of perpetual royalty-free Processor licenses for the programs designated with an asterisk (“*”) in section A above which you will be entitled to use shall be fixed and limited as set forth in the Certified Deployment. Such programs shall be used in accordance with the terms of the Agreement.

c.
Breach of Unlimited Deployment Terms. In the event you fail to meet any of the conditions specified in section C.1.a above (the “Non-Compliance Date”), Oracle shall give written notice to you requiring you to cure the breach specified in such notice within 15 consecutive days from receipt thereof. Should such term expire without the breach being cured, the Unlimited Deployment Period and the Unlimited Deployment Right shall be immediately terminated, the Certification Date shall be accelerated to 15 consecutive days after the Non-Compliance Date (the “Non-Compliance Certification Date”), and you and Oracle shall follow the certification process set out in section C.1.b above. You shall not be entitled to any credit or refund as a result of the termination of the Unlimited Deployment Period. If your non-compliance is due to a failure to maintain the Total Support Stream during the Unlimited Deployment Period, following the Non-Compliance Date your program licenses and all desupported licenses shall be subject to Oracle’s technical support pricing and policies in effect on the Non-Compliance Date.

d.
Expiration or Termination of the Unlimited Deployment Period. Following the expiration or termination of the Unlimited Deployment Period, your use of the Unlimited Deployment Programs licensed and certified pursuant to the certification process set forth in section C.1.b must continue to be in accordance with the agreement and this ordering document.

Following the expiration or termination of the Unlimited Deployment Period, and regardless of the quantity of Unlimited Deployment Program licenses in your Certified Deployment, your annual technical support fee for the programs licensed under this ordering document shall be based on the annual technical support fee you paid for such program licenses on the support renewal date immediately before the expiration or termination of the Unlimited Deployment Period. Such annual fee shall in no event be lower than the latter fee and shall be denominated in Argentine Pesos.

If at any time after the expiration or termination of the Unlimited Deployment Period your use of the programs licensed and certified in line with the certification process set forth in section C.1.b extends beyond the scope of the Certified Deployment, you shall acquire additional licenses and technical support for such program(s) as a result of such excess use at the prices specified in section D below.

If at any time after the expiration or termination of the Unlimited Deployment Period, the quantity of Unlimited Deployment Program licenses you use is lower than the quantity of licenses certified in line with the certification process set forth in section C.1.b, you shall not be entitled to any refund or credit in connection with any license and/or technical support fees paid under this ordering document.

e.
Assignment Restrictions. Notwithstanding any provision to the contrary in the agreement, during the Unlimited Deployment Period you shall not assign the licenses of the Unlimited Deployment Program acquired under this ordering document, nor give or transfer any interest in them to another individual or entity.

2.	Acquisition or Merger

If during the Unlimited Deployment Period you acquire or merge into another entity or create a new company and become the majority owner of the resulting entity (each such acquired entity shall individually be referred to as an “Majority Acquired Entity”), within 60 days of such merger or acquisition, you must provide Oracle with a written certificate signed by an agent of your company certifying (i) the number of employees of such Majority Acquired Entity, and (ii) the number of employees who must be incorporated into your global employee population as a result of the merger or acquisition (the number of employees to be incorporated to your global employee population shall be referred to as the “Total Incorporated Employees”). Upon certification of the Total Incorporated Employees, the following terms and conditions shall apply:

During the Unlimited Deployment Period, Oracle’s may request, not more than once a year, that you provide a list of all of your Majority Acquired Entities based on the information submitted to the Security & Exchange Commission or the pertinent stock exchange authority and the relevant information regarding each of them in order to establish your compliance with section C.2, provided, however, that this shall not release you from any of your obligations under section C.2. Oracle undertakes to keep the information confidential pursuant to the terms of the agreement.

For the purposes of this ordering document, “majority ownership” shall mean ownership of more than 50% percent of the voting stock and/or control of another entity, whereas “minority ownership” shall mean ownership of 50% percent or less of the voting stock of an entity.

a.
Majority Acquired Entities Included in the Unlimited Deployment Right. Upon certification of an Majority Acquired Entity’s Total Incorporated Employees, an Majority Acquired Entity shall be included in your Unlimited Deployment Right for the remainder of the Unemployment Deployment Period, subject to the terms and conditions of this ordering document and the agreement, provided that (i) such Majority Acquired Entity is not an Oracle competitor; (ii) you have continuously maintained the Total Support Stream during the Unlimited Deployment Period; (iii) the number of the Total Incorporated Employees for any Majority Acquired Entity is equal to or lower than 180 (the “Maximum Intermediate Memory”), which represents 15% of your current employee population of 1200 on the effective date of this ordering document as agreed between you and Oracle; and (iv) the number of Total Incorporated Employees for all Majority Acquired Entities during the Unlimited Deployment Period is equal to or lower than 180 (the “Total Intermediate Memory”), without any additional payment being due on account of license and/or technical support fees. Each Majority Acquired Entity that may be included in the Unlimited Deployment Right under the terms of this section shall be individually referred to as a “Qualifying Entity”.

b.
Technical Support for Majority Acquired Entities. Prior to an Majority Acquired Entity’s (including Qualifying and Exceeding Entities) inclusion in your Unlimited Deployment Right, pursuant to the terms of this ordering document, you or any of the Majority Acquired Entities shall continuously maintain technical support for each current licenses of the Unlimited Deployment Programs of those Majority Acquired Entities during the Unlimited Deployment Period, including any prior version and/or edition of such programs; and all technical support fees associated with such existing licenses shall be considered part of the Total Support Stream. Should technical support for any of those existing licenses expire, replacement and/or support expiration fees shall apply.

c.
Exceeding Entities. Should the Total Incorporated Employees of any Majority Acquired Entity be greater than the Maximum Intermediate Memory and/or the Total Intermediate Memory, or in the event you acquire or become merged with an Majority Acquired Entity after the Total Intermediate Memory has been exceeded and provided you have continuously maintained the Total Support Stream during the Unlimited Deployment Period, such Majority Acquired Entity (hereinafter, an “Exceeding Entity”) may be included within the scope of your Unlimited Deployment Right upon payment to Oracle of an additional fee on account of license and Technical Support, provided that the parties agree to negotiate in good faith to determine the amount of such fee.

Should the parties fail to agree on the amount of such fee within a term of 30 days from the date on which notice is given of the acquisition or merger with the relevant Exceeding Entity, the Certification Date shall be adjusted to match the date of expiration of such thirty-day period (the “Accelerated Certification Date”). The Unlimited Deployment Period and the Unlimited Deployment Right shall immediately terminate upon expiration of such term and you and Oracle shall follow the certification process set forth in section C.1.b above. The quantity of licenses for the programs designated with an asterisk (“*”) in section A above shall be fixed and limited on the Accelerated Certification Date as set forth in this section C.1.b.

You shall not be entitled to any credit or refund for such expiration of the Unlimited Deployment Period. Any Oracle program which the Exceeding Entity may have to use shall be authorized separately. The parties agree to negotiate in good faith to determine the amount of the fees to be charged for those licenses.

d.	Acquired Entity’s Separate Existence.

In the event (i) an Majority Acquired Entity continues to be a legal entity separate from you, (ii) the employee population of the Majority Acquired Entity does not become merged with your general employee population, merger being understood as addition to payroll, (iii) computing systems (hardware and software) of the Majority Acquired Entity remain separate from your computing systems (hardware and software), and (iv) the employees of the Majority Acquired Entity are not legally or factually able to access or use the Unlimited Deployment Programs, you may opt not to include such entity (a “Separate Acquired Entity”) in your Unlimited Deployment Right. Should you decide not to include such Separate Acquired Entities in the Unlimited Deployment Right, the Total Employees Added of such Separate Acquired Entities shall not be counted as part of the Total Intermediate Memory. The Separate Acquired Entities shall not use the Unlimited Deployment Programs but may acquire licenses to use any of the Oracle programs they may intend to use separately. The parties agree to negotiate in good faith to determine the fees to be charged for such Program licenses.

e.
Acquisition of Minority Ownership. If you acquire an entity and become its minority owner, then such entity shall not be included within the scope of your Unlimited Deployment Right and shall not be entitled to access or use the Unlimited Deployment Programs.

3.	In the event you are acquired

Except as provided for in paragraph 4 of section C.3, if you are acquired during the Unlimited Deployment Period, both the Unlimited Deployment Period and the Unlimited Deployment Right will terminate on the acquisition closing date. The Certification Date will accelerate to sixty (60) working days after the acquisition closing date (the “Accelerated Certification Date”), and you and Oracle must follow the certification process described in section C.1.b above. The number of licenses for the programs marked with an asterisk (“*”) in section A above will be defined on the Accelerated Certification Date, as described in section C.1.b.

The acquiring entity (the “Customer’s New Headquarters”) shall have no right over the Unlimited Deployment Right granted hereunder. If the Customer’s New Headquarters desires to use the Oracle programs acquired under the certification process set in section C.1.b above, Oracle and the Customer’s New Headquarters will then engage in good faith negotiations to assign those program licenses to the Customer’s New Headquarters, provided that you have permanently maintained the Total Support Stream. Besides, the Customer’s New Headquarters and Oracle will engage in good faith negotiations to determine any license for additional programs that may be needed and their respective fees.

Neither you nor the Customer’s New Headquarters will be entitled to any credit or reimbursement resulting from the anticipated term of the Unlimited Deployment Period. You must maintain the Total Support Stream and the Customer’s New Headquarters must keep maintain the technical support for the Oracle licenses that may be under their possession.

However, if the Customer’s New Headquarters keep treating you as a separate legal person and your employees do not merge with the employees of the Customer’s New Headquarters, the Unlimited Deployment Period shall not be subject to early termination as indicated above in this section; nevertheless, neither the Customer’s New Headquarters nor any of its subsidiaries, business units or divisions shall be entitled to use the Unlimited Deployment Programs. The provisions included in the first three paragraphs of section C.3 shall apply as from the date on which any of the following is verified: (i) you are not treated as a separate legal person from the Customer’s Headquarters; (ii) the programs and servers of the Customer’s New Headquarters are no longer separated from your programs and servers; (iii) the employees of the Customer’s New Headquarters need to access or use the Unlimited Deployment Programs, or (iv) your employees merge with the employees of the Customer’s New Headquarters.

D. FUTURE PURCHASES
1.	Price Hold
a.
For 42 months from the effective date hereof, you may order licenses for the programs -and their respective Technical Support Services for the first year (Software Update License and Support)- specified in the Prices global list for Technological programs dated January 29, 2009 and attached as annex B, subject to a 50% discount provided that (i) said programs are available in production versions when ordered, and (ii) you have permanently maintained the Total Support Stream.

Those products in annex B with the note “Priced in Advance of Availability” are not currently available. Your subscription of this Ordering Document was not based on the availability of said products. Oracle shall not be obliged to change the current availability of its programs. You may obtain Oracle’s Technical Support for said products under the fees and Technical Support policies that are effective when requesting those services.

b.
Each order placed pursuant to this section will specify Oracle’s delivery obligation. If the order specifies delivery, the programs will be delivered via electronic download. If electronic download is not possible or the parties agree otherwise, tangible media will be delivered. Whenever the delivery of tangible media is required, you are charged for media and the shipping terms are FCA: Shipping Point, Pre-paid and Add.

c.	All technical support for program licenses acquired under the terms of this section shall be deemed part of the Total Support Stream.
E. OTHER PROVISIONS
1.	Converted and Replaced Licenses
a.
General. In connection with the Unlimited Deployment Right granted hereunder, all licenses of any versions of the Unlimited Deployment Programs that you acquired prior to the effective date of this ordering document shall be converted and replaced on such effective date (the “Converted and Replaced Licenses”). The Converted and Replaced Licenses are specified in the Converted and Replaced Licenses Annex (Annex A). You shall not use or reinstate the Converted and Replaced Licenses. You shall not be entitled to any credit or refund of license fees for the Converted and Replaced Licenses. The use of these licenses shall imply the lack of compliance with the Unlimited Deployment terms under this annex.

b.
Omitted Licenses. The parties ascertain that they have worked in good faith to list on the Converted and Replaced Licenses Annex all licenses of any versions of the Unlimited Deployment Programs that you acquired prior to the effective date of this ordering document. However, the parties acknowledge that some of such licenses may have been inadvertently omitted (“Omitted Licenses”) from the Converted and Replaced Licenses Annex and that technical support fees related to the Omitted Licenses were thus excluded from the Total Support Stream. If either you or Oracle discovers any Omitted License at any time after the effective date hereof, then the parties may agree that: (a) you will continue to pay all technical support fees due in connection with the Omitted Licenses during the Unlimited Deployment Period, and (b) the parties will amend this ordering document to add the Omitted Licenses to the Converted and Replaced Licenses Annex and to include the technical support fees related to the Omitted Licenses in the Total Support Stream. You shall be entitled to no refund or credit in relation to licenses and/or technical support fees resulting from any adjustment specified herein.

It is acknowledged that you acquired the indirect majority ownership of DeRemate.com de Argentina S.A., Interactivos y Digitales Mexico S.A. de C.V., Compañía de Negocios Interactiva de Colombia E.U. and DeRemate.com Chile S.A. on September 5, 2008.

2.	Stamp Tax

In case that the stamp tax is imposed on this contract, said tax shall be paid equally by the parties. You will pay the total amount, and then discount the respective amount (fifty per cent of the tax amount) from the first payment made to Oracle under this ordering document.

Technical Contact		Contract Administrator

Place	Tronador 4890	Place	Tronador 4890
	City of Buenos Aires		City of Buenos Aires

Contact	Ramiro Cormenzana	Contact	Ramiro Cormenzana
Telephone	011-5352-8021	Telephone	011-5352-8021
Fax	011-5352-8021	Fax	011-5352-8021
E-mail address	ramiro@mercadolibre.com	E-mail address	ramiro@mercadolibre.com
The offer is valid through February 26, 2009 and shall become binding upon execution by you and acceptance by Oracle.

MercadoLibre S.A.		Oracle Argentina S.A.

Signature:	[Signature]	Signature:	[Signature]
Name:	Marcos Galperín	Name:	[Seal that reads “Alejandro De Leon, Agent, Oracle Argentina S.A.”]
Position:	President	Position:	[in blank]
Signature Date:	February 26, 2009	Signature Date:	[in blank]
Effective Date: February 26, 2009 (to be completed by Oracle)

Annex A
ANNEX OF CONVERTED AND REPLACED LICENSES

			No of
OKS	Product Name	CSI Number	Users
1699887	Oracle Database Enterprise Edition — Processor Perpetual	3912956	1
	Oracle Database Enterprise Edition — Processor Perpetual	3912956	4
1816887	Real Application Clusters — Processor Perpetual	13871358	6
	Oracle Database Enterprise Edition — Processor Perpetual	13871358	1
2149299	Real Application Clusters — Processor Perpetual	14453080	14
	Oracle Database Enterprise Edition — Named User Plus Perpetual	14453080	25
	Oracle Database Enterprise Edition — Processor Perpetual	14453080	18
2333731	Oracle Database Enterprise Edition — Processor Perpetual	14788632	4
	Real Application Clusters — Processor Perpetual	14788632	8

Annex C
List of majority — owned subsidiaries
Home office:
MercadoLibre, Inc.
Subsidiaries:
MercadoPago S.A. (Argentina)
MercadoLibre S.A. de C.V. (México)
MercadoPago S.A. de C.V. (México)
MercadoLivre.Com Atividades de Internet Ltda. (Brazil)
MercadoLibre Chile Ltda. (Chile)
MercadoLibre Colombia, S.A. (Colombia)
MercadoLibre Venezuela S.A. (Venezuela)
MercadoPago Venezuela S.A. (Venezuela)
MercadoPago.com Representações Ltda. (Brazil)
Ibazar.com Atividades de Internet Ltda. (Brazil)
MercadoLibre ZonaAmerica S.A. (Uruguay)
MercadoPago Uruguay S.A. (Uruguay)
MercadoLibre Ecuador S.A. (Ecuador)
MercadoPago Ecuador S.A. (Ecuador)
MercadoLibre Perú S.A. (Perú)
MercadoPago Perú S.A. (Perú)
Deremate.com de Mexico S.A. de C.V. (México)
Hammer.com, LLC (Delaware)
MercadoPago, LLC (Delaware)
ListaPop, LLC (Delaware)
Servicios Administrativos y Comerciales, LLC (Delaware)
Classifieds LLC (Delaware)
Clasificados Florida LLC (Florida)
Deremate.com de Uruguay S.A. (Uruguay)
MercadoLibre Uruguay S.A. (Uruguay)
Deremate.com de Venezuela S.A. (Venezuela)
eBazar.com.br Ltda. (Brazil)
MercadoPago Colombia S.A. (Colombia)
MercadoPago S.A. (Chile)
PSGAC Prestadora de Servicios Gerenciales, Administrativos y Comerciales, S.A. de C.V (Mexico)

Grupo Veneclasificados C.A. (Venezuela)
Clasificados Internacionales S.A. (Panamá)
MercadoLibre Panamá S.A. (Panamá)
MercadoPago Panamá S.A. (Panamá)
Colclasificados S.A. (Colombia)
DeRemate.com de Argentina S.A. (Argentina)
DeRemate.com Chile S.A. (Chile)
Interactivos y Digitales México S.A. de C.V. (Mexico)
Compañía de Negocios Interactiva de Colombia E.U. (Colombia)
MercadoLibre Costa Rica S.A. (Costa Rica)
MercadoPago Costa Rica S.A. (Costa Rica)
MercadoLibre Dominicana S.A. (República Dominicana)
MercadoPago Dominicana S.A. (República Dominicana)